                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 3)

                              FORELAND CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    345458301
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Russell J. Bruemmer
                           Wilmer, Cutler & Pickering
                               2445 M Street, N.W.
                             Washington, D.C. 20037
                                 (202) 663-6000
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                 October 1, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                         (Continued on following pages)

                                  SCHEDULE 13D


-------------------------------------                                           ----------------------------------------
CUSIP NO.  345458301                                                                                PAGE 2 OF 6 PAGES
-------------------------------------                                           ----------------------------------------
------------------------------------------------------------------------------------------------------------------------

1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Energy Income Fund, L.P.

------------------------------------------------------------------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) [  ]
                                                                                                              (b) [  ]

------------------------------------------------------------------------------------------------------------------------

3                SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------

4                SOURCE OF FUNDS*

                  OO
------------------------------------------------------------------------------------------------------------------------

5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [  ]


------------------------------------------------------------------------------------------------------------------------

6                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
------------------------------------------------------------------------------------------------------------------------

                 7        SOLE VOTING POWER
                          0

                --------------------------------------------------------------------------------------------------------

 NUMBER OF       8        SHARED VOTING POWER
   SHARES                 2,083,333
BENEFICIALLY
  OWNED BY      --------------------------------------------------------------------------------------------------------
    EACH
 REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON                 0
    WITH
                --------------------------------------------------------------------------------------------------------

                 10       SHARED DISPOSITIVE POWER
                          2,083,333

------------------------------------------------------------------------------------------------------------------------

11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,083,333

------------------------------------------------------------------------------------------------------------------------

12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                             [  ]


------------------------------------------------------------------------------------------------------------------------

13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.7%
------------------------------------------------------------------------------------------------------------------------

14               TYPE OF REPORTING PERSON*

                 PN
------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


----------------------------------                                              ----------------------------------------
CUSIP NO.  345458301                                                                                PAGE 3 OF 6 PAGES
----------------------------------                                              ----------------------------------------
------------------------------------------------------------------------------------------------------------------------

1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 EIF General Partner, L.L.C.

------------------------------------------------------------------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) [  ]
                                                                                                              (b) [  ]

------------------------------------------------------------------------------------------------------------------------

3                SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------

4                SOURCE OF FUNDS*

                  OO
------------------------------------------------------------------------------------------------------------------------

5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)            [  ]


------------------------------------------------------------------------------------------------------------------------

6                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
------------------------------------------------------------------------------------------------------------------------

                 7        SOLE VOTING POWER
                          0

                --------------------------------------------------------------------------------------------------------

 NUMBER OF       8        SHARED VOTING POWER
   SHARES                 2,083,333
BENEFICIALLY
  OWNED BY      --------------------------------------------------------------------------------------------------------
    EACH
 REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON                 0
    WITH
                --------------------------------------------------------------------------------------------------------

                 10       SHARED DISPOSITIVE POWER
                          2,083,333

------------------------------------------------------------------------------------------------------------------------

11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,083,333

------------------------------------------------------------------------------------------------------------------------

12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                             [  ]


------------------------------------------------------------------------------------------------------------------------

13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.7%
------------------------------------------------------------------------------------------------------------------------

14               TYPE OF REPORTING PERSON*

                 OO
------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-------------------------------------                                           ----------------------------------------
CUSIP NO.  345458301                                                                                PAGE 4 OF 6 PAGES
-------------------------------------                                           ----------------------------------------
------------------------------------------------------------------------------------------------------------------------

1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Robert D. Gershen

------------------------------------------------------------------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) [  ]
                                                                                                              (b) [  ]

------------------------------------------------------------------------------------------------------------------------

3                SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------

4                SOURCE OF FUNDS*

                  OO
------------------------------------------------------------------------------------------------------------------------

5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)       [  ]


------------------------------------------------------------------------------------------------------------------------

6                CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
------------------------------------------------------------------------------------------------------------------------

                 7        SOLE VOTING POWER
                          0

                --------------------------------------------------------------------------------------------------------

 NUMBER OF       8        SHARED VOTING POWER
   SHARES                 2,083,333
BENEFICIALLY
  OWNED BY      --------------------------------------------------------------------------------------------------------
    EACH
 REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON                 0
    WITH
                --------------------------------------------------------------------------------------------------------

                 10       SHARED DISPOSITIVE POWER
                          2,083,333

------------------------------------------------------------------------------------------------------------------------

11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,083,333

------------------------------------------------------------------------------------------------------------------------

12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [  ]


------------------------------------------------------------------------------------------------------------------------

13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.7%
------------------------------------------------------------------------------------------------------------------------

14               TYPE OF REPORTING PERSON*

                 IN
------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


----------------------------------------                                        ----------------------------------------
CUSIP NO.  345458301                                                                                PAGE 5 OF 6 PAGES
----------------------------------------                                        ----------------------------------------
------------------------------------------------------------------------------------------------------------------------

1                NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 George W. Siguler

------------------------------------------------------------------------------------------------------------------------

2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) [  ]
                                                                                                              (b) [  ]

------------------------------------------------------------------------------------------------------------------------

3                SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------

4                SOURCE OF FUNDS*

                  OO
------------------------------------------------------------------------------------------------------------------------

5                CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)       [  ]


------------------------------------------------------------------------------------------------------------------------

6                CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
------------------------------------------------------------------------------------------------------------------------

                 7        SOLE VOTING POWER
                          0

                --------------------------------------------------------------------------------------------------------

 NUMBER OF       8        SHARED VOTING POWER
   SHARES                 2,083,333
BENEFICIALLY
  OWNED BY      --------------------------------------------------------------------------------------------------------
    EACH
 REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON                 0
    WITH
                --------------------------------------------------------------------------------------------------------

                 10       SHARED DISPOSITIVE POWER
                          2,083,333

------------------------------------------------------------------------------------------------------------------------

11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,083,333

------------------------------------------------------------------------------------------------------------------------

12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [  ]


------------------------------------------------------------------------------------------------------------------------

13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 17.7%
------------------------------------------------------------------------------------------------------------------------

14               TYPE OF REPORTING PERSON*

                 IN
------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D (CONTINUED)                                       PAGE 6 OF 6 PAGES



         This Amendment No. 3 to Schedule 13D is filed by and on behalf of Energy Income Fund, L.P. ("EIF"), EIF General Partner, L.L.C. ("EIF General Partner"), Robert D. Gershen ("Gershen"), and George W. Siguler ("Siguler") (collectively, the "Reporting Persons") and relates to the common stock, $.01 par value ("Common Stock"), of Foreland Corporation (the "Issuer"). This Amendment No. 3 amends the initial statement on Schedule 13D dated January 15, 1998 (the "Initial Statement") as amended on November 30, 1998 and March 8, 1999. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Initial Statement.

Item 4 is hereby amended and supplemented as follows:

Item 4.  Purpose of Transaction.

         The reference to 18.1% in the first paragraph of Item 4 is hereby amended to read 17.7%. This change is the result of an increase in the number of outstanding shares of Common Stock since the date of Amendment No. 2.

         The following paragraph is added after the last paragraph of Item 4:

         EIF has entered into negotiations with the Issuer to restructure debt financing EIF has provided to the Issuer. The Issuer is currently in default under the terms of this debt financing and is seeking a restructuring to avoid foreclosure by EIF. In connection with these negotiations, EIF is considering and has proposed transactions that could result in EIF's obtaining control of the Issuer. Any such transactions may include, in satisfaction of certain portions of debt owed to EIF, the issuance to EIF of additional equity of the Issuer in the form of convertible preferred stock, a change in the Board of Directors of the Issuer including replacement of current directors of the Board with additional directors designated by EIF, a change in the terms (including the exercise price) of existing securities held by EIF, a change in the number of authorized shares of Common Stock, a reverse stock split of the Common Stock, or other transactions. There can be no assurance that any such transactions will occur, or that such transactions may not involve other elements not identified above. If such transactions do not occur, EIF is considering exercising its foreclosure rights under the debt financing. Upon foreclosure, EIF would gain control of a material amount of the assets of the Issuer and its subsidiaries.


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 21, 1999

                                    ENERGY INCOME FUND, L.P.

                                    By:    EIF General Partner, L.L.C.

                                           By:      /s/ ROBERT D. GERSHEN
                                                  ------------------------------
                                                  Robert D. Gershen
                                                  Managing Director


                                    EIF GENERAL PARTNER, L.L.C.

                                    By:     /s/ ROBERT D. GERSHEN
                                          ------------------------------
                                          Robert D. Gershen
                                          Managing Director


                                      /s/ ROBERT D. GERSHEN
                                    ------------------------------
                                    Robert D. Gershen


                                      /s/ GEORGE W. SIGULER
                                    ------------------------------
                                    George W. Siguler